UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NUMBER 1 TO

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

FORCE PROTECTION VIDEO EQUIPMENT CORPORATION
(Name of Registrant as Specified in Its Charter) Commission File Number: 000-55519

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which investment applies: common stock.
(2)	Aggregate number of securities to which investment applies: not applicable.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.
(4)	Proposed maximum aggregate value of transaction: Not Applicable.
(5)	Total fee paid: Not Applicable.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid: Not Applicable.
2)	Form, Schedule or Registration Statement No.: Not Applicable.
3)	Filing Party: Not Applicable.
4)	Date Filed: Not Applicable.

FORCE PROTECTION VIDEO EQUIPMENT CORP.

1249 Kildaire Farm Road

Cary, NC 27511

Telephone: (919) 271-2994

NOTICE OF ACTION TAKEN WITHOUT A SHAREHOLDER MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Force Protection Video Equipment Corp.:

The purpose of this Amendment Number 1 to our Information Statement is to inform the stockholders of Force Protection Video Equipment Corp. (“us”, “we” “Company” or “our”) that our board of directors (the “Board”) and a majority of the voting power of our stockholders have approved the following:

(1)	To amend Article IV of our Articles of Incorporation to increase our authorized common stock from twenty billion (20,000,000,000) shares to one trillion (1,000,000,000,000) shares (the “Amendment”); and

(2)	Approve an amendment to the Company’s Articles of Incorporation to authorize the Board to effect a Reverse Split of the Company’s issued and outstanding Common Stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000,000, with the Board having the discretion as to whether or not the Reverse Split is to be effected at any time prior to September 30, 2021, and with the exact ratio of any reverse split to be set within the above range as determined by the Board in its sole discretion. If the Board of Directors moves forward with the Reverse Split, the authorized capitalization of the Company will not change.

On September 30, 2020, our Board and the holders of the majority of the voting power of our outstanding stock executed a written consent approving the Amendment which will become effective upon filing the Amendment with the Florida Secretary of State. Holders of our Common Stock do not have appraisal or dissenter’s rights under Florida Law in connection with the matters approved by the stockholders in this Information Statement.

This Amendment Number 1 to our Information Statement serves as notice of the foregoing actions in accordance with Florida General Corporation Law. The close of business on September 30, 2020 is the record date (the “Record Date”) for the determination of the holders of Common Stock entitled to receive this Information Statement. As of the Record Date, we had (i) 20,000,000,000 shares of Common Stock authorized and (ii) 841,184,289 shares of Common Stock issued and outstanding, each of which is entitled to one vote per common share. In addition, we had 20,000,000 shares of Series A preferred stock authorized, of which 5,000,000 shares of Series A preferred stock are issued and outstanding and each of which outstanding shares of Series A preferred stock is entitled to 200 votes per share.

NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Very truly yours,

Force Protection Video Equipment Corp.

By:/s/ Paul Feldman

Title: President and Sole Director

Dated: October 28,2020

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FORCE PROTECTION VIDEO EQUIPMENT CORP.

1249 Kildaire Farm Road

Cary, NC 27511

Telephone: (919) 271-2994

Email: info@forcevideo.com

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Amendment Number 1 to our Information Statement is being furnished on or about November 9, 2020 by the Board of Directors (the “Board”) of Force Protection Video Equipment Corp., a Florida corporation (“us”, “we” “Company” or “our”), to the holders of record of our issued and outstanding common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on September 30, 2020, (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also providing notice to our stockholders pursuant to Florida General Corporation Law that certain of our stockholders took action as described herein by written consent on September 30, 2020. The purpose of this Information Statement is to inform holders of our Common Stock that the Board and shareholders, constituting a majority of our voting power, have approved (i) an amendment to our Articles of Incorporation in order to increase the authorized shares of Common Stock from twenty billion (20,000,000,000) to one trillion (1,000,000,000,000) shares (the “Amendment”) and (ii) an amendment to the Company’s Articles of Incorporation authorize a reverse split of the Company’s issued and outstanding Common Stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000,000, at any time prior to September 30, 2021, and with the exact ratio of any reverse split to be set within the above range as determined by the Board in its sole discretion (the “Reverse Split.”). If the Board approves the Reverse Split, the authorized capitalization of the Company will not change. Our Board and Shareholders consider the Amendment and the authorization of the Board to effectuate the Reverse Split to be in our best interests and the best interests of our shareholders.

Prior to the Amendment, we have 20,000,000,000 shares of Common Stock authorized and 841,184,289 shares of Common Stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote per share. We also have 20,000,000 shares of Series A Preferred Stock authorized and 5,000,000 shares of Series A Preferred Stock outstanding. Each of the outstanding shares of Series A Preferred Stock is entitled to 200 votes per share.

Your Vote is Not Requested or Required.

The Amendment has been adopted by the written consent of our stockholders holding 40,000 shares of our Common Stock and 5,000,000 shares of Series A preferred stock, representing approximately 54% of the voting interests of our outstanding stock. Pursuant to Florida General Corporation Law, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders.

Our Shareholders Do Not Have Dissenters or Appraisal Rights As a Result of the Amendment

Holders of our Common Stock do not have appraisal or dissenter’s rights under Florida law in connection with the Amendment.

Interests of Certain Parties in the Matters to be Acted upon.

None of our executive officers or directors has any substantial interest resulting from the Amendment that is not shared by all other stockholders pro rata, and in accordance with their respective interests.

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Effective Date.

Under applicable federal securities laws, the Amendment cannot be effected until at least 20 calendar days following the date a Definitive Information Statement has been provided to our stockholders. A Definitive Information Statement cannot be furnished to our stockholders until ten days after the filing of a Preliminary Information Statement with the Securities and Exchange Commission, and as such the Amendment will become effective no sooner than December 28, 2020. Additionally, if the Board determines that effecting the Reverse Stock Split is in the best interest of the Company, the Reverse Stock Split will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Florida, and compliant with any other applicable regulatory requirement. The amendment filed thereby will set forth the number of issued and outstanding shares to be combined into one share of our Common Stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our issued and outstanding Common Stock immediately following the Reverse Stock Split (if it occurs) as such stockholder holds immediately prior to the Reverse Stock Split.

Costs of this Information Statement.

We will bear the entire cost of furnishing this Information Statement to any stockholder who requests a hard copy rather than Internet availability. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE ACTIONS APPROVED BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Beneficial Owners and Management.

The following tables set forth the ownership, as of September 29, 2020, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Additionally, upon completion of a share exchange agreement, subject to certain closing conditions, as previously described in our current report on Form 8-K filed with the SEC on October 1, 2020, we will issue to SRAX, Inc. (“SRAX”), such number of shares of Common Stock equal to 88.9% of our issued and outstanding Common Stock in exchange for all of the outstanding equity of BIG Token, Inc., SRAX’s wholly owned subsidiary. Upon completion of the share exchange, there would be a resulting change in control of the Company, with SRAX owning a majority of our outstanding capital stock.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 1249 Kildaire Farm Road, Cary, NC 27511.

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Title of Class	Name		Direct Ownership		Indirect Ownership	Percent of Class
Common Stock	Paul Feldman	(1)	40,000	(3)	0	1.1	% (2)
Series A Preferred Stock	Paul Feldman		5,000,000	(4)	0	100.00%

(1) Sole Director and Officer of the Company
(2) Based on a percentage of the total of 841,184,289 common shares outstanding as of Record Date.
(3) Each share of Common Stock has one vote per share. (4) Each share of Series A Preferred Stock has 200 votes per share.

Approval of the Corporation Actions

Florida Corporate law and the Company’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if shareholders holding at least a majority of the voting power sign a written consent approving the action. The written consent of a majority of the voting power of our outstanding shares of Capital Stock is sufficient to approve these matters. We received the written consent of all 40,000 shares of Common Stock and 5,000,000 shares of Series A Preferred Stock pursuant to a written consent. Each share of Series A Preferred Stock is entitled to 200 votes per share with regard to the proposal, for an aggregate of 1,000,000,000 votes in favor of the proposal. The sole shareholder voting to approve the actions was Paul Feldman, the holder of all of our outstanding Series A Preferred Stock (“Majority Stockholder”).

Amendment to Articles of Incorporation

Transactions With Related Persons, Promoters And Certain Control Persons.

None.

Principal Reasons for Amendment

The Board and Majority Stockholder have determined that it is in the best interests of the Company and its shareholders to approve the amendment to authorize additional shares of Common Stock. The additional shares will be used for the purpose of completing the offering pursuant to the Securities Purchase Agreement (as defined below), and (iii) for the availability of additional shares to raise capital or enter into strategic transactions.

Securities Purchase Agreement

On October 22, 2020, the Company entered into a securities purchase agreement (“Securities Purchase Agreement”) with investors whereby the Company is authorized to raise up to $3,000,000 of Series B Preferred Stock. On October 23, 2020, the Company completed the initial closing resulting in gross proceeds of $1,000,000 and the issuance of 10,000 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible into shares of our Common Stock at a conversion price that varies based on certain factors as more fully described in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock, a copy of which is attached as Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on October 26, 2020.

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As a result of the Securities Purchase Agreement, the Board of Directors and Majority Stockholder have determined that the Company will require additional shares of Common Stock to be available for (i) the conversion of Series B Preferred Stock and (ii) additional capital raising or strategic transactions that the Company may pursue in the future.

The Amendment

The Amendments to our Articles of Incorporation increases our authorized Common Stock from 20,000,000,000 shares to 1,000,000,000,000 shares. We believe that the Amendment is in the best interest of the Company.

Regulatory Requirements.

To our knowledge, the only required regulatory or governmental approval or filings necessary in connection with the Conversion would be the filing of the Amendment to the Articles of Incorporation, with the Secretary of State of the State of Florida.

Effects on Individual Stockholders.

If we implement the Amendment, we do not anticipate any effect on individual shareholders.

Rights of Shareholders

If we implement the Amendment, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the Amendment. Each share of our Common Stock issued following the Amendment would be fully paid and non-assessable.

Registration under the Securities Exchange Act of 1934

Our Common Stock is currently registered under the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Amendment would not affect the registration of our Common Stock under the Exchange Act.

Authorization to Complete Reverse Stock Split

Principal Reasons for Reverse Stock Split

The Board and Majority Stockholder that voted to authorize the Reverse Split believe that it is advisable and in the best interests of the Company and its shareholders to effect the Reverse Stock Split in order to reduce the number of issued and outstanding shares of capital stock. The Company believes that an increased market price of its stock will encourage interest and trading in the stock. Due to the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low priced (sub-penny) stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

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Effect of Reverse Stock Split

The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s proportion voting power or percentage ownership interest of the Company, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional of a share which shall be rounded up the next whole share as discussed below.

The Reverse Stock Split will not affect the number of shares of Common Stock that we are authorized to issue, but will reduce the number of shares each Company shareholder held prior to the Reverse Stock Split, if and when it occurs. As of the Written Consent Date, the Company was authorized to issue 20,000,000,000 shares of Common Stock, par value $0.0001 and 20,000,000 shares of preferred stock. Of this amount, (i) 814,184,289 shares of Common Stock were issued and outstanding, and (ii) 5,000,000 shares of Series A Preferred Stock were outstanding. Each share of outstanding (i) Common Stock is entitled to one (1) vote, and (ii) Series A Preferred Stock is entitled to two hundred (200) votes to approve the matters contained herein.

Assuming the completion of the Amendment to the Articles of Incorporation, upon completion of the of the Reverse Stock Split, the Company will be authorized to issue 1,000,000,000,000 shares of Common Stock, par value $0.0001, and 20,000,000 shares of preferred stock. Of this amount, it is estimated that 815 shares of Common Stock will be outstanding upon completion of the Reverse Split, assuming the maximum split is effected. We also have four convertible notes outstanding which mature on February 21, 2021, March 15, 2021, March 18, 2021 and March 29, 2021, totaling $797,789 and which are convertible into Common Stock at an exercise currently of $0.0003 per share, which will be outstanding and such exercise price adjusted accordingly upon completion of the Reverse Stock. The table below summarizes the potential minimum and maximum Reverse Stock Split information:

	Pre-Reverse Stock Split	Post-Reverse Stock Split*
1-For-100 Reverse Stock Split +
Common Stock – Issued and Outstanding	814,184,289	8,141,843
Common Stock – Authorized	1,000,000,000,000	1,000,000,000,000
Common Stock – Available for future issuance	999,185,815,711	999,991,858,157
Preferred Stock – Issued and Outstanding	5,000,000	5,000,000
Preferred Stock – Authorized	20,000,000	20,000,000
Preferred Stock – Available for future issuance	15,000,000	15,000,000
1-For-1,000,000 Reverse Stock Split +
Common Stock – Issued and Outstanding	814,184,289	815
Common Stock – Authorized	1,000,000,000,000	1,000,000,000,000
Common Stock – Available for future issuance	999,185,815,711	999,999,999,185
Preferred Stock – Issued and Outstanding	5,000,000	5,000,000
Preferred Stock – Authorized	20,000,000	20,000,000
Preferred Stock – Available for future issuance	15,000,000	15,000,000

*	Number of shares issued and outstanding are approximate as the figures do not take into account issuances required for fractional shares.
+	Assumes effectiveness of Amendment to increase authorized shares of Common Stock pursuant to the information contained in this Information Statement.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares will be entitled to receive an additional share by rounding up to the nearest whole number of shares.

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Board Discretion to Implement or Abandon Reverse Stock Split

The Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split (with an exchange ratio determined by Board as described above) is in the best interest of our Company and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, existing and expected marketability and liquidity of our Common Stock, the number of remaining authorized shares of Common Stock, and the expense of effecting the Reverse Stock Split. Notwithstanding approval of the Reverse Stock Split by our shareholders, the Board may, in its sole discretion, abandon the proposal and determine, prior to the effectiveness of any filing with the Secretary of State of the State of Delaware, not to effect the Reverse Stock Split. If the Board fails to implement the Reverse Stock Split on or prior to September 30, 2021, stockholder approval again would be required prior to implementing any Reverse Stock Split.

Effective Date

The Board of Directors will have discretion as to whether or not to effect the Reverse Stock Split at any time on or prior to September 30, 2021. If implemented by the Board, the Reverse Stock Split would become effective upon the filing of an amendment to our Certificate with the Secretary of State of the State of Florida. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the Reverse Stock Split ratio determined by the Board within the limits set forth in this proposal.

Interest of Certain Persons In Matters to be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests. Our majority shareholder is also our chief executive officer and director and has the ability to determine all matters submitted to the vote of our shareholders including the election of directors.

Anti-Takeover Effects of the Proposed Increase

The Securities and Exchange Commission requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. Although the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device, it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders. For example, shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Each of these, together with other anti-takeover provisions in our charter documents and provided by Florida law, could potentially limit the opportunity for the Company’s stockholders to dispose of their stock at a premium.

The Company’s articles of incorporation and by-laws do not presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s articles of incorporation or by-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device or to secure management’s positions within the Company.

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Merger or Consolidation

The increase in the authorized shares is not related to any intent on behalf of the Company to engage in a merger or consolidation and the Company does not have any plans or proposals nor has it engaged in any discussions to engage in a merger or consolidation.

Forward-Looking Statements

This Information Statement may contain certain “forward-looking” statements as such term is defined by the U.S. Securities and Exchange Commission in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the Securities and Exchange Commission.

Additional Information.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the SEC. Copies of these documents can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C., 20549, at prescribed rates. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

Dated: October 28, 2020	By Order of the Board of Directors

/s/ PAUL FELDMAN
Paul Feldman, President President

EXHIBITS TO INFORMATION STATEMENT

Exhibit Description and Appendix

1.	Proposed Amendment to Article IV of our Articles of Incorporation.

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